As independent public accountants, we hereby consent to the incoporation of our report dated March 30, 1999 included in this Form 10-K, into the Company's previously filed Registration Statements on Form S-3 (File Nos. 333-67749, 333-50057, 333-39511 and 333-05101) and Form S-8 (File Nos. 333-22671 snf
333-21689).


Arthur Andersen LLP


/s/ Arthur Andersen LLP
New York, New York
April 9, 1999